Exhibit 99.2

www.CellTherapeutics.com

Cell Therapeutics Prices

Underwritten Public Offering of

$60 Million of Convertible Preferred Stock

SEATTLE, WA, October 5, 2012—Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) today announced the pricing of an underwritten public offering of 60,000 shares of its Series 17 Preferred Stock, offered at a price to the public of $1,000 per share of Series 17 Preferred Stock (the “Offering”). Each share of Series 17 Preferred Stock is convertible at the option of the holder, at any time, into approximately 714 shares of common stock at a conversion price of $1.40 per share of common stock, for a total of approximately 42.9 million shares of common stock. The shares of Series 17 Preferred Stock will automatically convert into shares of common stock in certain circumstances. Shares of the Series 17 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock, but would be entitled to a liquidation preference over the common stock in certain liquidation events. The Series 17 Preferred Stock will have no voting rights on general corporate matters.

The gross proceeds to CTI from this Offering are expected to be $60 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by CTI. CTI estimates that its net proceeds from the Offering after deducting commission and expenses and other estimated offering expenses payable by CTI will be approximately $55.6 million. The Offering is expected to close on October 11, 2012, subject to customary closing conditions. CTI plans to use the net proceeds from this Offering to support the launch of Pixuvri™ (pixantrone) in Europe and to commence phase III trials of pacritinib as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, the acquisition of complementary businesses, technologies or products and general working capital.

Jefferies & Company, Inc. is acting as sole book-running manager for the Offering. Roth Capital Partners, LLC and ThinkEquity LLC are acting as co-managers for the Offering.

The securities described above are being offered by CTI pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on August 29, 2012. The final prospectus supplement related to the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the Offering, when available, may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The shares of Series 17 Preferred Stock (and the shares of common stock into which each share of Series 17 Preferred Stock will be convertible) will not be offered, sold or distributed, directly or indirectly, in Italy in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), unless an express exemption from compliance with the restrictions on offers to the public, including, without limitation, as provided under Article 100 of the Financial Services Act and Article 34-ter of CONSOB Regulation No. 11971 of May 14, 1999, as amended, applies.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the completion, timing and size of its proposed Offering. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed Offering, risks that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, risks that CTI’s average net operating burn rate may increase, risks related to developments in the biopharmaceutical industry, the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, risks that CTI may not successfully launch Pixuvri in an E.U. jurisdiction, risks that the phase III study of pacritinib may not occur as planned, risks related to the costs of developing, producing and selling Pixuvri, pacritinib, and CTI’s other drug candidates, the risk that CTI may not use the net proceeds from this Offering as planned, the risk that CTI may not be able to sustain its current cost controls, and the risk that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling Pixuvri, pacritinib, and CTI’s other drug candidates, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to further reduce its operating expenses, that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors